Exhibit 10.3

FORTRESS PRIVATE LENDING FUND

DISTRIBUTION AND SHAREHOLDER SERVICING PLAN

May 11, 2026

WHEREAS, Fortress Private Lending Fund (the “Company”) is a closed-end management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended (“1940 Act”);

WHEREAS, the Company is permitted to rely on an exemptive order issued by the Securities and Exchange Commission (the “SEC”) to offer multiple classes of shares of beneficial interest (“Shares”) with, among other things, asset-based distribution and/or service fees (the “Order”);

WHEREAS, reliance on the Order requires the Company to comply with the provisions of Rule 12b-1 under the 1940 Act as if it were an open-end management investment company;

WHEREAS, the Company desires to adopt a distribution and shareholder servicing plan pursuant to Rule 12b-1 under the 1940 Act with respect to the classes set forth on Appendix A hereto, as such Appendix may be amended from time to time (each, a “Class”); and

WHEREAS, the Company has employed Fortress Wealth Solutions LLC (“FWS”) as the dealer manager of the Shares of each Class of the Company;

NOW, THEREFORE, the Company, with respect to each Class, hereby adopts this Distribution and Shareholder Servicing Plan (the “Plan”) in accordance with Rule 12b-1 under the 1940 Act on the following terms and conditions:

1.
Distribution Fee and Shareholder Servicing Fee

The Company may pay to FWS, in its capacity as the dealer manager of the Company’s Shares, with respect to and at the expense of each Class listed on Appendix A, a fee for (i) distribution and sales support services (the “Distribution Fee”), as applicable, and/or (ii) shareholder services (the “Servicing Fee”), and each as more fully described below (together, the “Shareholder Servicing and/or Distribution Fee”), such fee to be paid at the rate per annum of the aggregate net asset value (“NAV”) as of the beginning of the first calendar day of each applicable month of the Class specified with respect to such Class under the column “Shareholder Servicing and/or Distribution Fee” on Appendix A. The Distribution Fee under the Plan will be used primarily to compensate FWS for such services provided in connection with the offering and sale of Shares of the applicable Class, and to reimburse FWS for related expenses incurred, including payments by FWS to compensate or reimburse brokers, other financial institutions or other industry professionals (collectively, “Participating Broker-Dealers”), for distribution and sales support services provided and related expenses incurred by such Participating Broker-Dealers. Payments of the Distribution Fee on behalf of a particular Class must be in consideration of services rendered for or on behalf of such Class. However, joint distribution or sales support financing with respect to the Shares of the Class (which financing may also involve other investment portfolios or companies that are affiliated persons of such a person, or affiliated persons of FWS) are permitted in accordance with applicable law. Payments of the Servicing Fee will be used to compensate FWS for personal services and/or the maintenance of shareholder accounts services provided to shareholders in the related Class and to reimburse FWS for related expenses incurred, including payments by FWS to compensate or reimburse brokers, dealers, other financial institutions or other industry professionals. Payments of the Shareholder Servicing and/or Distribution Fee may be made without regard to expenses actually incurred. In addition, this section does not preclude FWS or its affiliates from making additional payments outside of the Plan.

2.
Calculation and Payment of Fees

The amount of the Shareholder Servicing and/or Distribution Fee payable with respect to each Class listed on Appendix A will be calculated at the rate per annum of the aggregate NAV as of the beginning of the first calendar day of each applicable month, payable monthly in arrears, at the applicable annual rates indicated on Appendix A. The Shareholder Servicing and/or Distribution Fee will be calculated and paid separately for each Class.

3.
Approval of the Plan

The Plan and any related agreements will become effective, as to any Class (including any Class not currently listed on Appendix A), upon their approval, or otherwise at such time as specified by the Board of Trustees. The Plan and any related agreements shall be approved by (a) a majority of the Company’s Board of Trustees, including a majority of the trustees of the Company (the “Trustees”) who are not “interested persons” (as defined in the 1940 Act) of the Company and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan (“Qualified Trustees”), pursuant to a vote cast in person or as otherwise permitted by the SEC or its staff at a meeting called for the purpose of voting on the approval of the Plan and such related agreements, and (b) with respect to Section 1 of the Plan only, if the Plan is adopted for a Class after any public offering of Shares of the Class or the sale of Shares of the Class to persons who are not affiliated persons of the Company, affiliated persons of such persons, promoters of the Company, or affiliated persons of such promoters, a majority of the outstanding voting securities (as defined in the 1940 Act) of such Class, or otherwise.

4.
Continuance of the Plan

The Plan will continue in effect with respect to a Class for one year from the date of execution, and from year to year thereafter indefinitely so long as such continuance is specifically approved at least annually by the Company’s Board of Trustees in the manner described in Section 3(a) above.

5.
Implementation

All agreements with any person relating to implementation of this Plan with respect to any Class shall be in writing, and any agreement related to this Plan with respect to any Class shall provide: (a) that such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Qualified Trustees or by a majority vote of the outstanding voting securities of the relevant Class, on not more than 60 days’ written notice to any other party to the agreement; and (b) that such agreement shall terminate automatically in the event of its assignment.

For the purposes of this Agreement, the “affirmative vote of a majority of the outstanding shares” of the Company means the affirmative vote, at a duly called and held meeting of shareholders of the Company, (a) of the holders of 67% or more of the Shares of the Company present (in person or by proxy) and entitled to vote at the meeting, if the holders of more than 50% of the outstanding Shares of the Company entitled to vote at the meeting are present in person or by proxy or (b) of the holders of more than 50% of the outstanding Shares of the Company entitled to vote at the meeting, whichever is less. For the purposes of this Agreement, the terms “interested person” and “assignment” have their respective meanings defined in the 1940 Act, subject, however, to the rules and regulations promulgated under the 1940 Act and any applicable guidance or interpretation of the SEC or its staff; and the term “approve at least annually”

will be construed in a manner consistent with the 1940 Act and the rules and regulations promulgated under the 1940 Act and any applicable guidance or interpretation of the SEC or its staff.

6.
Termination

This Plan may be terminated at any time with respect to the Shares of any Class by approval of a majority of the Qualified Trustees, or by an approval of a majority of the outstanding voting securities of the relevant Class.

7.
Amendments

The Plan may not be amended with respect to any Class so as to increase materially the amount of the Shareholder Servicing and/or Distribution Fee described in Section 1 above with respect to such Class unless such amendment is approved in the manner described in Section 3(a) above, and all material amendments to this Plan shall be approved in the manner provided for approval of this Plan in Section 3(a) above.

8.
Selection of Certain Trustees

While the Plan is in effect, the selection and nomination of the Trustees who are not “interested persons” (as defined in the 1940 Act) of the Company will be at the discretion of the Trustees then in office who are not “interested persons” (as defined in the 1940 Act) of the Company.

9.
Written Reports

While the Plan is in effect, the Company’s Board of Trustees will receive, and the Trustees will review, at least quarterly, written reports complying with the requirements of Rule 12b-1, which set out the amounts expended under the Plan and the purposes for which those expenditures were made.

10.
Preservation of Materials

The Company will preserve copies of the Plan, any agreement relating to the Plan and any report made pursuant to Section 9 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of (i) expiration of the Plan or agreement or (ii) such report.

IN WITNESS WHEREOF, the Company has executed this Plan as of the date first above written.

FORTRESS PRIVATE LENDING FUND

By:	/s/ David Brooks
Name: David Brooks
Title: Chief Legal Officer

Agreed and assented to:

FORTRESS WEALTH SOLUTIONS LLC

By:	/s/ Nils Wilson
Name: Nils Wilson
Title: Co-Chief Executive Officer

[Signature Page to Distribution and Shareholder Servicing Plan of the Registrant]

APPENDIX A

Class of Shares of Beneficial Interest	Fee Rate
Class S Shares	0.85%
Class D Shares	0.25%

[Appendix A]